Exhibit 99.1

National Bank Holdings Corporation Announces First Quarter 2017 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $8.3 million, or $0.30 per  diluted share, for the first quarter of 2017, compared to net income of $10.0 million, or $0.36 per diluted share, for the fourth quarter of 2016 and net income of $0.3 million, or $0.01 per diluted share, for the first quarter of 2016. The return on average tangible assets was 0.81% for the first quarter of 2017 compared to 0.95% for the fourth quarter of 2016, and 0.10% for the first quarter of 2016. The return on average tangible equity was 7.66% for the first quarter of 2017 compared to 8.87% for the fourth quarter of 2016, and 0.79% for the first quarter of 2016.

In announcing these results, Chief Executive Officer Tim Laney shared, “We are pleased with our continued momentum, most notably the record $1.1 billion in new loan originations over the past twelve months. We grew our non 310-30 loan portfolio by $99 million, or 15% annualized from year-end, while maintaining excellent diversification and granularity of our portfolio. In addition, credit quality remains solid as evidenced by just two basis points of annualized non 310-30 net charge-offs. We also continued to grow our low-cost deposit base and have increased our average transaction deposits by $41 million, or 6% annualized, all while continuing to reduce our banking center expense base through the reduction of seven banking centers over the past year.”

Mr. Laney added, “Our excess capital continues to be a source of strength and gives us flexibility to take advantage of opportunities to leverage capital in situations we believe will create attractive returns for our shareholders.”

First Quarter 2017 Highlights

(All comparisons refer to the fourth quarter of 2016, except as noted)

•

Total loans ended the quarter at $3.0 billion and increased $92.7 million, or 13.1% annualized, driven by $196.6 million in first quarter originations. Total loans at March 31, 2017 increased $361.6 million, or 14.0%, since March 31, 2016.

•	Fully taxable equivalent net interest income totaled $36.0 million and decreased $0.8 million, primarily due to two fewer days and a 0.02% narrowing of the net interest margin to 3.44%.
•

Annualized net charge-offs in the non 310-30 portfolio were 0.02% of average non 310-30 loans, consistent with the prior quarter. Provision for loan losses totaled $1.8 million and increased  $0.5 million due to an additional specific reserve on one energy credit.

•	Accretable yield for the acquired loans accounted for under ASC 310-30 increased a net $5.0 million.
•	Total deposits averaged $3.9 billion and increased $51.9 million, or 5.5% annualized, driven by transaction deposit growth of $41.4 million, or 6.3% annualized.
•	Non-interest income totaled $8.7 million and decreased $1.3 million, driven by a $1.3 million decrease in swap related income entirely due to interest rate movements during the quarter.
•

Non-interest expense totaled $34.6 million and increased $0.2 million. Excluding gain on sale of OREO, non-interest expense was consistent with the prior quarter. The quarter included net problem asset workout and OREO expense of $0.8 million, representing a negative $0.02 impact to earnings per share, as no large OREO gains were realized in the quarter.

•	Income tax benefit of $1.2 million was driven by a $2.8 million tax benefit from stock compensation activity.

•	At March 31, 2017, common book value per share was $20.12, while tangible common book value per share was $18.05 and $18.96 after consideration of the excess accretable yield value of $0.91 per share.

First Quarter 2017 Results

(All comparisons refer to the fourth quarter of 2016, except as noted)

Net Interest Income

Fully taxable equivalent net interest income totaled $36.0 million, and decreased $0.8 million primarily due to two fewer days in the quarter. The fully taxable equivalent net interest margin narrowed 0.02% to 3.44% as the cost of interest bearing liabilities increased 0.02% to 0.51% while the yield on average earning assets was consistent with the prior period. Average interest earning assets were slightly higher, increasing to $4.3 billion due to strong originated loan growth and higher cash balances from average transaction deposit growth.

Loans

Total loans ended the quarter at $3.0 billion, increasing $92.7 million, or 13.1% annualized, driven by new loan originations of $196.6 million. Non 310-30 loans increased $98.5 million, or 14.7% annualized, led by total commercial loans increasing 22.3% annualized. Originated loans outstanding totaled $2.7 billion and increased $107.7 million, or 17.0% annualized. Loan originations totaled a record $1.1 billion during the past twelve months, resulting in originated loan outstandings growth of 20.3% over March 31, 2016.

Asset Quality and Provision for Loan Losses

Non 310-30 loans totaled $2.8 billion and represented 95.3% of total loans at March 31, 2017. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. Net charge-offs within the non 310-30 portfolio totaled $0.1 million, or only 0.02% annualized, consistent with the prior quarter. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) were 1.20% of total non 310-30 loans, compared to 1.13% at December 31, 2016 and 1.87% at March 31, 2016.

A provision for loan losses on the non 310-30 loans of $1.8 million was recorded during the quarter, increasing $0.5 million from the prior quarter due to additional specific reserves on one energy credit previously placed on non-accrual.  The non 310-30 allowance for loan losses was 1.09% of total non 310-30 loans, increasing from 1.07% at prior quarter end.

Energy sector loan balances totaled $89.5 million, decreasing $0.8 million from the prior quarter, but decreased  $42.6 million compared to March 31, 2016, or 32.3%. Three energy sector loans with balances of $12.7 million were on non-accrual at March 31, 2017, representing the remainder of problem loans identified in 2015. There were no new adversely rated energy loans during the first quarter of 2017 and as of March 31, 2017, 85.8% of the energy loan portfolio is pass rated. The total allowance for loan losses on the energy sector portfolio was 4.3% compared to 3.9% at prior quarter end.

Acquired problem loans accounted for under 310-30 totaled $140.1 million at March 31, 2017 and decreased $5.8 million during the first quarter, an annualized decrease of 16.1%, reflecting continued successful workout efforts. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $5.0 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $219.0 million.

Deposits

Total deposits averaged $3.9 billion and increased $51.9 million, or 5.5% annualized. Transaction deposits (defined as total deposits less time deposits) averaged $2.7 billion and increased $41.4 million, or 6.3% annualized, driven by savings and money market account growth of $45.0 million, or 12.8% annualized, partially offset by a decrease in average demand deposits of $10.1 million due to seasonality. Time deposits averaged $1.2 billion, representing an increase of $10.5 million from the prior quarter. Repurchase agreements averaged $78.3 million, representing a decrease of $21.1 million from the prior quarter due to normal client activity. The cost of interest bearing liabilities was 0.51%, increasing from 0.49% primarily due to slightly higher cost of time deposits.

Non-Interest Income

Non-interest income totaled $8.7 million in the first quarter of 2017, decreasing $1.3 million driven by a $1.3 million decrease in swap related income. Service charges and bank card fees decreased $0.3 million and gain on sale of mortgages decreased $0.2 million, both due to seasonality. These decreases  were fully offset by a $0.2 million increase in OREO related income and a $0.3 million increase in other income categories.

Non-Interest Expense

Non-interest expense totaled $34.6 million and increased $0.2 million due to slightly higher net problem asset workout and OREO expense. Salaries and benefits increased $0.9 million due to the normal first quarter resetting of benefit expense and was offset by a $0.7 million decrease in professional fees due to the timing of projects and a  $0.2 million decrease in other expense categories.

Income tax benefit totaled $1.2 million, including a benefit of $2.8 million due to tax benefits from stock compensation activity. Without this $2.8 million benefit, tax expense would have been $1.6 million, an effective tax rate of 22.9%. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $537.6 million at March 31, 2017 and increased $1.4 million from prior quarter end. The increase in equity from net income was partially offset by dividends, other comprehensive income and the realization of previously issued performance-based equity awards.

Book value per share was $20.12 at March 31, 2017 and decreased $0.20 from the prior quarter end. Tangible common book value per share was $18.05 at March 31, 2017, compared to $18.15 at prior quarter end, as the increase from net income was fully offset by dividends and the realization of previously issued performance–based equity awards.  The leverage ratio at March 31, 2017 for the consolidated company and the Bank was 10.22% and 8.39%, respectively.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the March 31, 2017 accretable yield balance on the 310-30 loans of $59.6 million would add $1.36 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield and then considers the timing of the excess accreted interest income recognition discounted at 5%. This would add $0.91 after-tax to our tangible book value per share as of March 31, 2017, resulting in a tangible common book value per share of $18.96.

Year-Over-Year Review

(All comparisons refer to the first quarter of 2016)

Net income for the first quarter of 2017 was $8.3 million, or $0.30 per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share for 2016. Fully taxable equivalent net interest income totaled $36.0 million and decreased $3.0 million. The net interest margin narrowed 0.24% to 3.44%, entirely due to lower levels of high-yielding 310-30 loans and a 0.06% increase in the cost of interest bearing liabilities. Average interest earning assets of $4.3 billion were consistent with the prior period as originated loan growth continued to replace high-yielding acquired 310-30 loans and investment portfolio runoff.

Loan balances at March 31, 2017 totaled $3.0 billion and increased $361.6 million, or 14.0%, on the strength of a record $1.1 billion in loan originations between the two periods. Non 310-30 loans increased $401.1 million, or 16.6%, led by total commercial loans increasing 16.8%. Originated loans outstanding totaled $2.7 billion and increased $452.3 million, or 20.3%. The acquired 310-30 loan portfolio declined $39.4 million, or 22.0%, as a result of the continued successful workout efforts that have been made on exiting acquired problem loans.

Total deposits averaged $3.9 billion during the first quarter of 2017, increasing $82.2 million, driven by an  $88.5 million, or 3.4%, increase in average transaction deposits (defined as total deposits less time deposits), which totaled $2.7 billion. The increase in average transaction deposits was driven by higher average demand deposits of $31.9 million, or 4.0%, coupled with an increase in other low-cost transaction deposits of $56.6 million, or 3.1%. Time deposits averaged $1.2 billion, decreasing $6.3 million, or 0.5%. Repurchase agreements averaged $78.3 million, decreasing $28.5 million due to temporary client funds from one client in the prior year. The mix of transaction deposits to total deposits improved to 70.1% at March 31, 2017 from 69.2% in the prior year. Additionally, the cost of deposits totaled 0.39%, increasing from 0.35% in the prior year primarily due to higher cost of time deposits.

Provision for loan loss expense on non 310-30 loans was $1.8 million during the first quarter of 2017, compared to $11.5 million, a decrease of $9.7 million driven by an energy sector provision of $10.7 million in the first quarter of 2016. The non 310-30 allowance for loan losses ended the quarter at 1.09% of total non 310-30 loans compared to 1.53% in the first quarter of 2016. Annualized net charge-offs on non 310-30 loans totaled 0.02%, compared to 0.10% in the first quarter of 2016.

Non-interest income totaled $8.7 million during the first quarter of 2017,  representing an increase of $0.8 million, driven by a $0.6 million increase in swap related income due to interest rate movements during the period and a $0.2 million increase in other income categories. Service charges and bank card fees increased a combined $0.1 million on the strength of higher interchange activity, while gain on sale of mortgages was consistent with the prior year. These increases were offset by $0.1 million of lower OREO-related income.

Non-interest expense totaled $34.6 million during the first quarter of 2017, representing a decrease of $0.3 million. The decrease was partially due to lower salaries and benefits of $0.2 million and lower occupancy and equipment of $0.6 million. Other non-interest expense increased $0.4 million, primarily due to the timing of marketing expense of $0.2 million. Problem asset workout expenses and gain on sale of OREO increased a combined $0.2 million.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, April 21, 2017. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 92242744 and asking for the National Bank Holdings Corporation First Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through May 5, 2017, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 92242744. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible assets before provision for loan losses and taxes,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 90 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions or consolidations; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Total interest and dividend income	$38,740	$39,658	$41,554
Total interest expense	4,018	3,873	3,516
Net interest income	34,722	35,785	38,038
Taxable equivalent adjustment	1,269	1,028	975
Net interest income FTE(1)	35,991	36,813	39,013
Provision for loan losses	1,795	1,282	10,619
Net interest income after provision for loan losses FTE(1)	34,196	35,531	28,394
Non-interest income:
Service charges	3,326	3,513	3,260
Bank card fees	2,804	2,899	2,767
Gain on sale of mortgages, net	454	629	474
Other non-interest income	1,884	2,891	1,086
OREO related income	228	58	336
Total non-interest income	8,696	9,990	7,923
Non-interest expense:
Salaries and benefits	20,390	19,450	20,612
Occupancy and equipment	5,437	5,464	6,066
Professional fees	416	1,153	456
Other non-interest expense	6,232	6,370	5,856
Problem asset workout	872	879	974
Gain on sale of OREO, net	(112)	(263)	(432)
Intangible asset amortization	1,370	1,370	1,370
Total non-interest expense	34,605	34,423	34,902

Income before income taxes FTE(1)	8,287	11,098	1,415
Taxable equivalent adjustment	1,269	1,028	975
Income before income taxes	7,018	10,070	440
Income tax (benefit) expense	(1,240)	81	189
Net income	$8,258	$9,989	$251
Income per share - basic	$0.31	$0.38	$0.01
Income per share - diluted	$0.30	$0.36	$0.01

(1)

Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 35% for each period presented. See non-GAAP reconciliation starting on page 14.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	March 31, 2017	December 31, 2016	March 31, 2016
ASSETS
Cash and cash equivalents	$218,430	$152,736	$193,624
Investment securities available-for-sale	921,881	884,232	1,108,419
Investment securities held-to-maturity	313,446	332,505	404,578
Non-marketable securities	13,065	14,949	17,268
Loans	2,953,655	2,860,921	2,592,047
Allowance for loan losses	(30,850)	(29,174)	(37,166)
Loans, net	2,922,805	2,831,747	2,554,881
Loans held for sale	3,547	24,187	7,415
Other real estate owned	15,552	15,662	21,019
Premises and equipment, net	94,485	95,671	102,559
Goodwill	59,630	59,630	59,630
Intangible assets, net	5,580	6,949	11,059
Other assets	159,874	154,778	135,522
Total assets	$4,728,295	$4,573,046	$4,615,974
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$876,933	$846,744	$805,442
Interest bearing demand deposits	428,174	427,538	429,298
Savings and money market	1,477,842	1,422,321	1,422,257
Total transaction deposits	2,782,949	2,696,603	2,656,997
Time deposits	1,184,994	1,172,046	1,182,684
Total deposits	3,967,943	3,868,649	3,839,681
Securities sold under agreements to repurchase	91,697	92,011	86,352
Federal Home Loan Bank advances	76,780	38,665	40,000
Other liabilities	54,257	37,532	46,018
Total liabilities	4,190,677	4,036,857	4,012,051
Shareholders' equity:
Common stock	514	514	513
Additional paid in capital	971,742	984,087	997,250
Retained earnings	61,812	55,454	37,402
Treasury stock	(494,594)	(502,104)	(439,795)
Accumulated other comprehensive income, net of tax	(1,856)	(1,762)	8,553
Total shareholders' equity	537,618	536,189	603,923
Total liabilities and shareholders' equity	$4,728,295	$4,573,046	$4,615,974
SHARE DATA
Average basic shares outstanding	26,801,773	26,294,787	30,117,317
Average diluted shares outstanding	27,680,029	27,473,995	30,118,303
Ending shares outstanding	26,715,532	26,386,583	29,252,419
Common book value per share	$20.12	$20.32	$20.65
Tangible common book value per share(1)	$18.05	$18.15	$18.51
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.12	$18.22	$18.22
CAPITAL RATIOS
Average equity to average assets	11.68%	11.83%	13.30%
Tangible common equity to tangible assets(1)	10.32%	10.61%	11.89%
Leverage ratio	10.22%	10.39%	11.55%
Tier 1 risk-based capital ratios	13.52%	14.15%	17.08%
Total risk-based capital ratio	14.43%	15.03%	18.31%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 14.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Accounting Treatment Period End Loan Balances

			March 31, 2017		March 31, 2017
	March 31,	December 31,	vs. December 31, 2016	March 31,	vs. March 31, 2016
	2017	2016	% Change	2016	% Change
Non 310-30(1):
Commercial:
Commercial and industrial	$1,150,688	$1,074,696	7.1%	$908,904	26.6%
Owner occupied commercial real estate	236,335	221,544	6.7%	192,736	22.6%
Agriculture	128,147	134,637	(4.8)%	139,716	(8.3)%
Energy	89,491	90,273	(0.9)%	132,100	(32.3)%
Total commercial	1,604,661	1,521,150	5.5%	1,373,456	16.8%
Commercial real estate non-owner occupied	451,151	437,642	3.1%	338,312	33.4%
Residential real estate	730,985	728,361	0.4%	674,348	8.4%
Consumer	26,794	27,916	(4.0)%	26,424	1.4%
Total non 310-30	2,813,591	2,715,069	3.6%	2,412,540	16.6%
ASC 310-30:
Commercial	36,935	39,280	(6.0)%	49,628	(25.6)%
Commercial real estate non-owner occupied	86,842	89,150	(2.6)%	108,003	(19.6)%
Residential real estate	15,470	16,524	(6.4)%	20,037	(22.8)%
Consumer	817	898	(9.0)%	1,839	(55.6)%
Total ASC 310-30	140,064	145,852	(4.0)%	179,507	(22.0)%
Total loans	$2,953,655	$2,860,921	3.2%	$2,592,047	14.0%

(1)

Included in non 310-30 loans are originated loans of $2,675,359, $2,567,638 and $2,223,015 as of March 31, 2017,  December 31, 2016 and March 31, 2016, respectively, and loans acquired under business combinations of $138,232, $147,431 and $189,525 as of March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

Originations(1)

	First quarter	Fourth quarter	Third quarter	Second quarter	First quarter
	2017	2016	2016	2016	2016
Commercial:
Commercial and industrial	$114,414	$109,670	$92,433	$142,179	$59,361
Owner occupied commercial real estate	16,988	18,606	19,091	17,883	10,399
Agriculture	(3,644)	18,480	9,589	18,072	10,375
Energy	(81)	4,433	(1,251)	(17,328)	(13,984)
Total commercial	127,677	151,189	119,862	160,806	66,151
Commercial real estate non-owner occupied	36,962	30,227	54,456	89,109	44,876
Residential real estate	29,616	89,968	102,703	63,815	49,722
Consumer	2,378	3,566	4,995	3,158	2,671
Total	$196,633	$274,950	$282,016	$316,888	$163,420

(1)	Originations equal, for each quarter, closed end funded loans and net fundings under revolving lines of credit.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
ASC 310-30 loans	$142,200	$5,871	16.51%	$154,353	$6,603	17.11%	$190,658	$10,294	21.60%
Non 310-30 loans FTE(1)(2)(3)(4)	2,746,978	27,161	4.01%	2,727,296	27,265	3.98%	2,401,257	23,637	3.96%
Investment securities available-for-sale	930,651	4,361	1.87%	930,398	4,181	1.80%	1,137,509	5,657	1.99%
Investment securities held-to-maturity	324,411	2,252	2.78%	345,854	2,396	2.77%	417,945	2,578	2.47%
Other securities	13,383	167	4.99%	13,201	167	5.06%	18,804	228	4.85%
Interest earning deposits and securities purchased under agreements to resell	90,864	197	0.88%	59,075	74	0.50%	95,049	135	0.57%
Total interest earning assets FTE(4)	$4,248,487	$40,009	3.82%	$4,230,177	$40,686	3.83%	$4,261,222	$42,529	4.01%
Cash and due from banks	$67,102			$64,880			$71,265
Other assets	321,128			325,960			328,814
Allowance for loan losses	(29,847)			(28,789)			(28,505)
Total assets	$4,606,870			$4,592,228			$4,632,796
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,896,259	$1,366	0.29%	$1,844,701	$1,296	0.28%	$1,839,627	$1,183	0.26%
Time deposits	1,179,821	2,421	0.83%	1,169,325	2,362	0.80%	1,186,126	2,127	0.72%
Securities sold under agreements to repurchase	78,326	33	0.17%	99,475	38	0.15%	106,860	40	0.15%
Federal Home Loan Bank advances	48,463	198	1.66%	52,199	177	1.36%	40,000	166	1.67%
Total interest bearing liabilities	$3,202,869	$4,018	0.51%	$3,165,700	$3,873	0.49%	$3,172,613	$3,516	0.45%
Demand deposits	$825,146			$835,263			$793,262
Other liabilities	40,936			47,794			50,711
Total liabilities	4,068,951			4,048,757			4,016,586
Shareholders' equity	537,919			543,471			616,210
Total liabilities and shareholders' equity	$4,606,870			$4,592,228			$4,632,796
Net interest income		$35,991			$36,813			$39,013
Interest rate spread FTE(4)			3.31%			3.34%			3.56%
Net interest earning assets	$1,045,618			$1,064,477			$1,088,609
Net interest margin FTE(4)			3.44%			3.46%			3.68%
Ratio of average interest earning assets to average interest bearing liabilities	132.65%			133.63%			134.31%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,603,635, $2,570,908 and $2,202,886, and interest income of $23,718, $23,842 and $19,829, with tax equivalent yields of 3.89%, 3.85% and 3.80% for the three months ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the three months ended March 31, 2017,  December 31, 2016 and March 31, 2016 were $10,081, $24,679 and $12,333, and interest income was $145, $310 and $165 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $1,269,  $1,028 and $975 for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Loan Losses and Asset Quality

(Dollars in thousands)

Allowance for Loan Losses Analysis

	As of and for the three months ended
	March 31, 2017			December 31, 2016			March 31, 2016
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	loans	loans	Total	loans	loans	Total	loans	loans	Total
Beginning allowance for loan losses	$225	$28,949	$29,174	$243	$27,778	$28,021	$1,077	$26,042	$27,119
Charge-offs		(210)	(210)	—	(259)	(259)	—	(659)	(659)
Recoveries	—	91	91	—	130	130	—	87	87
Provision (recoupment)	(5)	1,800	1,795	(18)	1,300	1,282	(862)	11,481	10,619
Ending ALL	$220	$30,630	$30,850	$225	$28,949	$29,174	$215	$36,951	$37,166
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.02%	0.02%	0.00%	0.02%	0.02%	0.00%	0.10%	0.09%
Ratio of ALL to total loans outstanding at period end, respectively	0.16%	1.09%	1.04%	0.15%	1.07%	1.02%	0.12%	1.53%	1.43%
Ratio of ALL to total non-performing loans at period end, respectively(1)	0.00%	90.85%	91.50%	0.00%	94.24%	94.98%	0.00%	81.96%	82.44%
Total loans	$140,064	$2,813,591	$2,953,655	$145,852	$2,715,069	$2,860,921	$179,507	$2,412,540	$2,592,047
Average total loans during the period	$142,200	$2,736,897	$2,879,097	$154,353	$2,702,617	$2,856,970	$190,658	$2,388,941	$2,579,599
Total non-performing loans(1)	$—	$33,716	$33,716	$—	$30,717	$30,717	$—	$45,084	$45,084

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Non 310-30 Past Due Loans

	March 31, 2017	December 31, 2016	March 31, 2016
Loans 30-89 days past due and still accruing interest	$3,122	$2,296	$4,106
Loans 90 days past due and still accruing interest	105	—	311
Non-accrual loans(1)	33,716	30,717	45,084
Total past due and non-accrual loans	$36,943	$33,013	$49,501
Total 90 days past due and still accruing interest and non-accrual loans to total loans	1.20%	1.13%	1.88%
Total non-accrual loans to total loans	1.20%	1.13%	1.87%
% of total past due and non-accrual loans that carry fair value marks	10.18%	10.75%	12.03%

(1)	Includes non-accrual energy loans of $12,697, $12,645 and $32,193 at March 31, 2017, December 31, 2016 and March 31, 2016, respectively

NATIONAL BANK HOLDINGS CORPORATION

Asset Quality

(Dollars in thousands)

Asset Quality Data

	March 31, 2017	December 31, 2016	March 31, 2016
Non-performing loans(1)	$33,716	$30,717	$45,084
OREO	15,552	15,662	21,019
Other repossessed assets	—	—	894
Total non-performing assets	$49,268	$46,379	$66,997
Accruing restructured loans	$5,589	$5,766	$5,278
Total non-performing loans to total loans	1.14%	1.07%	1.74%
Total non-performing loans excluding energy sector loans to total loans excluding energy sector loans	0.73%	0.65%	0.52%
Total non-performing assets to total loans and OREO	1.66%	1.61%	2.56%
Total non-performing assets excluding energy sector to total loans excluding energy sector loans and OREO	1.27%	1.21%	1.40%

(1)	Includes non-accrual energy loans of $12,697, $12,645 and $32,193 at March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

Changes in Accretable Yield

	For the three months ended			Life-to-date
	March 31, 2017	December 31, 2016	March 31, 2016	March 31, 2017
Accretable yield at beginning of period	$60,476	$63,673	$84,194	$—
Additions through acquisitions	—	—	—	214,996
Reclassification from non-accretable difference to accretable yield	5,385	3,704	3,184	276,031
Reclassification to non-accretable difference from accretable yield	(399)	(298)	(2,077)	(33,165)
Accretion	(5,871)	(6,603)	(10,294)	(398,271)
Accretable yield at end of period	$59,591	$60,476	$75,007	$59,591

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Key Ratios(1)
Return on average assets	0.73%	0.87%	0.02%
Return on average tangible assets(2)	0.81%	0.95%	0.10%
Return on average tangible assets before provision for loan losses and taxes FTE(2)	1.02%	1.21%	1.18%
Return on average equity	6.23%	7.31%	0.16%
Return on average tangible common equity(2)	7.66%	8.87%	0.79%
Interest earning assets to interest bearing liabilities (end of period)(3)	133.94%	133.44%	134.09%
Loans to deposits ratio (end of period)	74.53%	74.58%	67.70%
Non-interest bearing deposits to total deposits (end of period)	22.10%	21.89%	20.98%
Net interest margin(4)	3.31%	3.37%	3.59%
Net interest margin FTE (2)(4)	3.44%	3.46%	3.68%
Interest rate spread FTE(5)	3.31%	3.34%	3.56%
Yield on earning assets(3)	3.70%	3.73%	3.92%
Yield on earning assets FTE(2)(3)	3.82%	3.83%	4.01%
Cost of interest bearing liabilities(3)	0.51%	0.49%	0.45%
Cost of deposits	0.39%	0.38%	0.35%
Non-interest expense to average assets	3.05%	2.98%	3.03%
Efficiency ratio FTE(2)(6)	74.37%	70.62%	71.44%

Asset Quality Data(7)(8)(9)
Non-performing loans to total loans	1.14%	1.07%	1.74%
Non-performing assets to total loans and OREO	1.66%	1.61%	2.56%
Allowance for loan losses to total loans	1.04%	1.02%	1.43%
Allowance for loan losses to non-performing loans	91.50%	94.98%	82.44%
Net charge-offs to average loans(1)	0.02%	0.02%	0.09%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations below.
(3)

Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities are excluded from interest earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income on a FTE basis plus non-interest income.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	March 31, 2017	December 31, 2016	March 31, 2016
Total shareholders' equity	$537,618	$536,189	$603,923
Less: goodwill and intangible assets, net	(65,210)	(66,580)	(70,689)
Add: deferred tax liability related to goodwill	9,710	9,323	8,160
Tangible common equity (non-GAAP)	$482,118	$478,932	$541,394

Total assets	$4,728,295	$4,573,046	$4,615,974
Less: goodwill and intangible assets, net	(65,210)	(66,580)	(70,689)
Add: deferred tax liability related to goodwill	9,710	9,323	8,160
Tangible assets (non-GAAP)	$4,672,795	$4,515,789	$4,553,445

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	11.37%	11.72%	13.08%
Less: impact of goodwill and intangible assets, net	(1.05)%	(1.11)%	(1.19)%
Tangible common equity to tangible assets (non-GAAP)	10.32%	10.61%	11.98%

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$482,118	$478,932	$541,394
Divided by: ending shares outstanding	26,715,532	26,386,583	29,252,419
Tangible common book value per share (non-GAAP)	$18.05	$18.15	$18.51

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$482,118	$478,932	$541,394
Less: accumulated other comprehensive income, net of tax	1,856	1,762	(8,553)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	483,974	480,694	532,841
Divided by: ending shares outstanding	26,715,532	26,386,583	29,252,419
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.12	$18.22	$18.22

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net income	$8,258	$9,989	$251
Add: impact of core deposit intangible amortization expense, after tax	836	836	836
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$9,094	$10,825	$1,087

Income before income taxes FTE (non-GAAP)	$8,287	$11,098	$1,415
Add: impact of core deposit intangible amortization expense, before tax	1,370	1,370	1,370
Add: provision for loan losses	1,795	1,282	10,619
FTE income adjusted for impact of core deposit intangible amortization expense and provision (non-GAAP)	$11,452	$13,750	$13,404

Average assets	$4,606,870	$4,592,228	$4,632,796
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(56,180)	(57,932)	(63,202)
Average tangible assets (non-GAAP)	$4,550,690	$4,534,296	$4,569,594

Average shareholders' equity	$537,919	$543,421	$616,210
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(56,180)	(57,932)	63,202
Average tangible common equity (non-GAAP)	$481,739	$485,489	$553,008

Return on average assets	0.73%	0.87%	0.02%
Return on average tangible assets (non-GAAP)	0.81%	0.95%	0.10%
Return on average tangible assets before provision for loan losses and taxes FTE (non-GAAP)	1.02%	1.21%	1.18%
Return on average equity	6.23%	7.31%	0.16%
Return on average tangible common equity (non-GAAP)	7.66%	8.87%	0.79%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest income	$38,740	$39,658	$41,554
Add: impact of taxable equivalent adjustment	1,269	1,028	975
Interest income FTE (non-GAAP)	$40,009	$40,686	$42,529

Net interest income	$34,722	$35,785	$38,038
Add: impact of taxable equivalent adjustment	1,269	1,028	975
Net interest income FTE (non-GAAP)	$35,991	$36,813	$39,013

Average earning assets	$4,248,487	$4,230,177	$4,261,222
Yield on earning assets	3.70%	3.73%	3.92%
Yield on earning assets FTE (non-GAAP)	3.82%	3.83%	4.01%
Net interest margin	3.31%	3.37%	3.59%
Net interest margin FTE (non-GAAP)	3.44%	3.46%	3.68%